Exhibit 99.1

NEWS RELEASE	1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES FIRST QUARTER RESULTS

Richardson, Texas — May 11, 2011 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2011.

Intrusion’s net loss was $0.4 million in the first quarter 2011, compared to net income of $0.2 million for the first quarter 2010.

Revenue for the first quarter 2011 was $1.0 million, compared to $1.5 million for the first quarter 2010.

Gross profit margin was 62% of revenue in the first quarter 2011; compared to 64% in the first quarter 2010.

Intrusion’s first quarter 2011 operating expenses were $1.0 million; compared to $0.8 million in the first quarter 2010.

As of March 31, 2011, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $1.3 million and debt of $0.6 million.

“During the first quarter, we booked a total of $0.9 million of new orders.  These new orders are expected to produce revenue over the year 2011,” stated G. Ward Paxton, President and CEO of Intrusion.  “Our business has been down for the past two quarters due to Congress’s inaction in approving the budget for the current fiscal year, which began in October 2010.  With the approval of the 2011 budget last month, we can now expect to begin booking new orders,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 18, 2011 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 67111868.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$103	$540
Accounts receivable	467	222
Inventories, net	61	61
Prepaid expenses	33	23
Total current assets	664	846

Property and equipment, net	100	117
Other assets	39	39
TOTAL ASSETS	$803	$1,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$664	$529
Dividends payable	36	22
Deferred revenue	694	983
Loan payable to officer	555	—
Total current liabilities	1,949	1,534

Loan payable to officer	—	230

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,127 as of March 31, 2011	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,155 as of March 31, 2011	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $775 as of March 31, 2011	504	504

Common stock, $.01 par value:
Authorized shares — 80,000 Issued shares — 11,828 Outstanding shares — 11,818	118	118
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,588	55,570
Accumulated deficit	(58,270)	(57,868)
Accumulated other comprehensive loss	(226)	(226)
Total stockholders’ deficit	(1,146)	(762)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$803	$1,002

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2011	2010

Revenue	$1,042	$1,535
Cost of revenue	399	554
Gross profit	643	981
Operating expenses:
Sales and marketing	345	203
Research and development	397	301
General and administrative	299	260
Operating income (loss)	(398)	217
Interest expense, net	(4)	(13)
Income (loss) before income taxes	(402)	204
Income tax provision	—	—
Net income (loss)	(402)	204
Preferred stock dividends accrued	(37)	(37)
Net income (loss) attributable to common stockholders	$(439)	$167

Net income (loss) per share attributable to common stockholders:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01
Weighted average shares outstanding:
Basic	11,818	11,705
Diluted	11,818	13,611